Exhibit 10.34

April 7, 2016

Robert Salmon

c/o NetApp,

495 E. Java Drive

Sunnyvale, CA 94089

Dear Rob:

This letter confirms the agreement between NetApp, Inc., (the “Company”) and you regarding the terms of your retirement from the Company and your agreement to provide transition services to the Company.

1.Exit Date and Resignations.  Your last day of employment with the Company shall be June 30, 2016 (the “Exit Date”).  You further confirm your resignation, effective June 30, 2016, from the Company.  You agree to execute any necessary forms or other documents reasonably required to effect your resignation as an employee or officer as a matter of state, federal, or foreign law.  Until your Exit Date, you agree to provide transition services to the Company, including consulting with the Company on ongoing matters and answering questions.

2.Benefits.  In consideration for your signing this agreement, you will receive the Benefits set forth in the attached Exhibit A, which terms shall be deemed to be incorporated in full herein and which terms shall be subject to the conditions set forth herein and the Change of Control Severance Agreement between you and the Company effective as of June 19, 2008, as amended (the “Change of Control Severance Agreement”).

3.Return of Company Property.  You agree that within five (5) business days following the Exit Date you will return to the Company all Company property in your possession.  The Company acknowledges that following the Exit Date, you may retain your Company laptop computer, cell phone, and similar devices provided that all Company information is removed from such devices.  Company personnel will assist and facilitate the removal of such information.  You further agree that you will not delete or destroy any information that you are obligated to preserve pursuant to any preservation request that you received from Company counsel or court order provided to you by the Company.

4.Maintaining Confidential Information.  You agree not to disclose any confidential information you acquired, while an employee of the Company, to any other person or use such information in any manner that is detrimental to the Company’s interests, per NetApp’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which you signed when you were hired and you further agree to honor the terms of that agreement, including those terms which survive your employment with the Company.

5.Acknowledgement of Payment of Wages.  Except for any benefits set forth in Section 2, by your last day worked you will have received your final paycheck which will include a final payment for wages through your Exit Date, salary, your Incentive Compensation Plan bonus for FY16 (based on Company FY16 results), employee stock purchase plan reimbursement, accrued but unused vacation pay and any similar payments due from NetApp, less applicable taxes and 401k deduction, if applicable, as of the Exit Date.  You acknowledge that NetApp does not owe you any other amounts, except any valid un-reimbursed business expenses that you will submit to the Company.

6.Incentive Compensation Plan.  You will receive an Incentive Compensation Plan (“ICP”) bonus in accordance with the terms of the NetApp FY16 Incentive Compensation Plan (“the Plan”).  The amount of this bonus will be calculated based upon company performance for FY16 and your FY16 eligible earnings (as defined in the Plan) and will be subject to normal payroll deductions and withholdings.  Your ICP bonus will be paid on or about July 15, 2016.

7.General Release of the Company.  You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

a)On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, shareholders, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits.

Notwithstanding the generality of the foregoing, you do not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the Company;

(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims to any benefit entitlements vested as the date of your employment termination, pursuant to written terms of any Company employee benefit plan;

(v)Claims to any benefits due and owing pursuant to Section 2;

(vi)Claims that cannot be released as a matter of law, including, but not limited to: (1) your right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to your employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company; your release of claims herein bars you from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”); and

(vii)Claims under the terms of any indemnification agreement entered into between you and the Company.

b)YOU ACKNOWLEDGE THAT YOU ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

c)You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this agreement.  You acknowledge that the consideration given for this release is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this agreement that (a) you should consult with an attorney before signing this agreement; (b) you have up to twenty-one (21) days within which to consider this agreement; (c) you have seven (7) days following your signing this agreement to revoke it; (d) this release will not be effective until the revocation period has expired; and (e) nothing in this agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.  In the event you sign this agreement and return it to the Company in less than the 21-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this agreement.

8.Non-Disparagement.  You agree not to make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the Company, or any of its directors, officers, employees, agents or representatives, or about the Company’s products, services, technologies, business affairs and/or financial condition.  The Company, its Board of Directors, and its “officers” as defined under Section 16 of the Securities Exchange Act of 1934, agree not make any false, disparaging ore derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity about you.  Nothing in this section shall prevent any person identified herein from testifying truthfully under oath pursuant to subpoena or other legal process.

9.Cooperation with the Company. You agree to cooperate fully with the Company in its defense or prosecution of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint, action for protection of intellectual property, or other action which has been or may be filed that relates to you or any work you may have done for the Company.

10.Severability.  The provisions of this agreement are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

11.Choice of Law/Venue.  This agreement will be governed by the laws of the State of California, without regard for choice-of-law provisions.  You consent to personal and exclusive jurisdiction and venue in the State of California.

12.Voluntary and Knowing Agreement.  You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all its provisions and that you are voluntarily entering into this agreement.

13.Effective Date.  You have seven (7) days after you sign this agreement to revoke it.  This agreement will become effective on the eighth (8th) day after you sign this agreement, so long as it has been signed by both parties and has not been revoked by you before that date.

14.Entire Agreement; Amendment.  This agreement, together with the Change of Control Severance Agreement (including its arbitration provision), Proprietary Information Agreement, Indemnification Agreement between you and the Company effective as of May 15, 2014, and agreements relating to your equity incentive awards, set forth the entire agreement between you and the Company and supersede any and all prior oral or written agreements or understandings between you and the Company concerning the subject matter.  This agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return it to me.

Respectfully,

/s/ Matthew K. Fawcett

Matthew K. Fawcett

General Counsel

Accepted and agreed to on March 23, 2016.

/s/ Robert Salmon

Robert Salmon

EXHIBIT A

Subject to your signing and not revoking the agreement, you shall be entitled to receive the following Benefits:

a)Transition Services Payment.  In return for your agreement to provide transition services to the Company, you will receive a lump sum payment of $650,000.00 (six hundred fifty thousand dollars), less applicable withholdings.  Said lump sum payment (less withholdings) shall be made within ten (10) business days following the Exit Date.  You understand that the Company will issue you a Form W-2 in connection with the Severance Payment.

b)Treatment of Equity.  You will vest all outstanding equity incentive awards through the Exit Date.  All outstanding equity incentive awards that have not yet vested in accordance with their terms on or before the Exit Date shall cease to vest and shall be forfeited as of such date.  Except as set forth in this agreement, all other provisions of your equity incentive awards (including, but not limited to, the exercise of vested options) shall remain in full force and effect and your equity incentive awards shall continue to be governed by the terms and conditions of the equity incentive awards.

c)Medical Benefits.  You will receive executive retiree medical benefits.

NetApp: /s/ mkf

Robert Salmon: /s/ Robert Salmon